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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number (0001172747)

                        CIT EQUIPMENT COLLATERAL 2002-VT1
             (Exact name of registrant as specified in its charter)

             1 CIT Drive Livingston, New Jersey 07039 (973) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        CIT EQUIPMENT COLLATERAL 2002-VT1
                 $288,500,000 Class A-1 Receivable-Backed Notes $277,000,000 Class A-2 Receivable-Backed Notes $319,000,000 Class A-3 Receivable-Backed Notes $106,550,000 Class A-4 Receivable-Backed Notes
                  $29,350,000 Class B Receivable-Backed Notes
                  $16,000,000 Class C Receivable-Backed Notes
                  $32,096,994 Class D Receivable-Backed Notes
            (Title of each class of securities covered by this Form)

                                      None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]           Rule  12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]           Rule  12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)  [ ]           Rule  12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]           Rule  15d-6            [x]
           Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the certification or notice date: 34

     Pursuant to the requirements of the Securities Exchange Act of 1934, CIT EQUIPMENT COLLATERAL 2002-VT1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 31, 2003            CIT EQUIPMENT COLLATERAL 2002-VT1
                                   By:    CIT Financial USA, Inc., the servicer

                                          By:   /s/ Frank Garcia
                                                -------------------------------
                                          Name:  Frank Garcia
                                          Title: Senior Vice President